EXHIBIT 99.1

ZW Data Action Technologies Reports Full Year 2022 Audited Financial Results

BEIJING, April 17, 2023 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its audited financial results for the year ended December 31, 2022.

Full Year 2022 Financial Results

Revenues

For the full year of 2022, revenues decreased by $21.09 million, or 44.6%, to $26.24 million from $47.33 million for the last year. The decrease in revenues was primarily attributable to the decrease in our main stream services revenues from our distribution of the right to use search engine marketing services business segment, as a result of the repeated regional COVID-19 rebound cases in many provinces in China throughout the year, which affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by $20.80 million, or 44.0%, to $26.43 million for the full year of 2022 from $47.23 million for the last year. The decrease in cost of revenues was primary attributable to the decrease in costs associated with distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the decrease in the related revenues.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.19 million for the full year of 2022, compared to a gross profit of $0.10 million for the last year. Overall gross loss margin rate was 0.7% for the full year of 2022, compared to a gross profit margin of 0.2% for the last year.

Operating expenses

Sales and marketing expenses was $0.27 million for the full year of 2022, compared to $0.73 million for the last year. The decrease in sales and marketing expenses was mainly attributable to the decrease in brand building and promotion expenses of $0.51 million, which was partially offset by the increase in general departmental expenses of $0.05 million.

General and administrative expenses decreased by $4.33 million, or 34.3%, to $8.30 million for the full year of 2022 from $12.63 million for the last year. The decrease in general and administrative expenses was mainly attributable to the decrease in share-based compensation expenses of $6.84 million, which was partially offset by the increase in allowance for doubtful accounts of $2.39 million and general departmental expenses of $0.12 million.

Research and development expenses decreased by $0.10 million, or 29.8%, to $0.23 million for the full year of 2022 from $0.33 million for the last year. The decrease in research and development expenses was primarily due to a reduction in headcount in the research and development department.

Operating loss

Loss from operations was $11.12 million for the full year of 2022, compared to $13.59 million for the last year. Operating loss margin was 42.4% for the full year of 2022, compared to 28.7% for the last year.

Other income, net

Total other income was $1.33 million for the full year of 2022, compared to $11.08 million for the last year. The decrease was primarily attributable to the decrease in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $9.79 million, or loss per share of $1.37**, for the full year of 2022. This was compared to $2.75 million, or loss per share of $0.42**, for the last year.

Financial Condition

As of December 31, 2022, the Company had cash and cash equivalents of $4.39 million, compared to $7.17 million as of December 31, 2021. Accounts receivable, net was $1.75 million as of December 31, 2022, compared to $3.44 million as of December 31, 2021. Working capital was $6.61 million as of December 31, 2022, compared to $11.10 million as of December 31, 2021.

Net cash used in operating activities was $3.19 million for the full year of 2022, compared to $8.84 million for the last year. Net cash provided by investing activities was $0.55 million for the full year of 2022, compared to net cash used in investing activities of $5.47 million for the last year.

Recent Developments

Reverse Stock Split

We filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to effect a one-for-five (1-for-5) reverse stock split of our Common Stock pursuant to Nevada Revised Statutes (“NRS”) Section 78.209 (the “Reverse Stock Split”), which became effective on January 18, 2023. As a result, the number of shares of our authorized Common Stock was reduced from 100,000,000 shares to 20,000,000 shares and the issued and outstanding number of shares of the Common Stock was correspondingly decreased. The Reverse Stock Split has no effect on the par value of our Common Stock or authorized shares of preferred stock. When the Reverse Stock Split became effective, each five shares of issued and outstanding Common Stock were automatically converted into one newly issued and outstanding share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares of Common Stock that would have otherwise resulted from the Reverse Stock Split were rounded up to the nearest full share. No cash or other consideration was paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

On February 17, 2022, we received a notice (the “Notice”) from Nasdaq indicating that our Common Stock failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) based upon the closing bid price of the Common Stock for the 30 consecutive business days prior to the date of the Notice. To regain compliance, the minimum bid price of the Common Stock must meet or exceed $1.00 per share for a minimum ten consecutive business days at any point prior to August 12, 2022. On August 17, 2022, we received another notice from Nasdaq indicating that, while we had not regained compliance with the minimum bid price requirement, Nasdaq had determined that we were eligible for an additional 180-day period, or until February 13, 2023 to regain compliance.

As described above, we filed the Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada to effect the Reverse Stock Split, which became effective on January 18, 2023. On February 3, 2023, we received a letter from the Nasdaq notifying us that Nasdaq had determined that for 10 consecutive business days, from January 20, 2023 to February 2, 2023, the closing bid price of our Common Stock had been at $1.00 per share or greater. Accordingly, we regained compliance with the Listing Rule and this matter was closed.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2022	2021
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$4,391	$7,173
Accounts receivable, net of allowance for doubtful accounts of $3,760 and $2,236, respectively	1,745	3,439
Prepayment and deposit to suppliers	4,567	7,559
Due from related parties, net	-	90
Other current assets, net	1,610	1,657
Total current assets	12,313	19,918

Long-term investments, net	1,596	2,280
Operating lease right-of-use assets	1,761	2,019
Property and equipment, net	249	375
Intangible assets, net	3,264	7,523
Long-term deposits and prepayments	69	75
Deferred tax assets, net	406	441
Total Assets	$19,658	$32,631

Liabilities and Equity
Current liabilities:
Accounts payable *	$205	$1,119
Advances from customers *	739	1,245
Accrued payroll and other accruals *	438	389
Taxes payable *	3,248	3,534
Operating lease liabilities *	347	202
Lease payment liabilities related to short-term leases *	101	152
Other current liabilities *	437	141
Warrant liabilities	185	2,039
Total current liabilities	5,700	8,821

Long-term liabilities:
Operating lease liabilities-Non current *	1,535	1,907
Long-term borrowing from a related party	126	137
Total Liabilities	7,361	10,865

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 20,000,000 shares; issued and outstanding 7,174,506 shares and 7,075,506 shares at December 31, 2022 and 2021, respectively **)	7	7
Additional paid-in capital **	62,017	61,813
Statutory reserves	2,598	2,598
Accumulated deficit	(53,525)	(43,734)
Accumulated other comprehensive income	1,200	1,082
Total ZW Data Action Technologies Inc.’s stockholders’ equity	12,297	21,766

Noncontrolling interests	-	-
Total equity	12,297	21,766

Total Liabilities and Equity	$19,658	$32,631

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2022	2021
	(US $)	(US $)

Revenues
From unrelated parties	$26,235	$47,324
From related parties	-	4
Total revenues	26,235	47,328
Cost of revenues	26,429	47,230
Gross (loss)/profit	(194)	98

Operating expenses
Sales and marketing expenses	269	730
General and administrative expenses	8,304	12,632
Research and development expenses	229	326
Impairment on intangible assets	2,123	-
Total operating expenses	10,925	13,688

Loss from operations	(11,119)	(13,590)

Other income/(expenses)
Change in fair value of warrant liabilities	1,854	11,329
Interest income	116	4
Impairment on long-term investments	(596)	-
Loss on disposal of long-term investments	-	(38)
Other expenses, net	(49)	(216)
Total other income	1,325	11,079

Loss before income tax benefit/(expense) and noncontrolling interests	(9,794)	(2,511)
Income tax benefit/(expenses)	3	(177)
Net loss	(9,791)	(2,688)
Net income attributable to noncontrolling interests	-	(66)
Net loss attributable to ZW Data Action Technologies Inc.	$(9,791)	$(2,754)

Net loss	$(9,791)	$(2,688)
Foreign currency translation income/(loss)	118	(47)
Comprehensive loss	$(9,673)	$(2,735)
Comprehensive income attributable to noncontrolling interests	-	(66)
Comprehensive loss attributable to ZW Data Action Technologies Inc.	$(9,673)	$(2,801)

Loss per share
Loss per common share
Basic and diluted **	$(1.37)	$(0.42)

Weighted average number of common shares outstanding :
Basic and diluted **	7,136,290	6,618,754

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(9,791)	$(2,688)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,215	632
Amortization of operating lease right-of-use assets	341	207
Share-based compensation expenses	186	7,028
Loss on disposal of long-term investment	-	38
Impairment on long-term investments	596	-
Impairment on intangible assets	2,123	-
Provision of allowances for doubtful accounts	2,394	-
Change in fair value of warrant liabilities	(1,854)	(11,329)
Deferred taxes	(3)	177
Other non-operating (income)/losses	(113)	524
Changes in operating assets and liabilities
Accounts receivable	(276)	(986)
Prepayment and deposit to suppliers	1,652	(2,061)
Due from related parties	59	-
Other current assets	2	6
Long-term deposits and prepayments	-	(74)
Accounts payable	(848)	495
Advances from customers	(420)	(221)
Accrued payroll and other accruals	60	(90)
Other current liabilities	836	(355)
Taxes payable	(6)	29
Operating lease liabilities	(302)	(116)
Lease payment liability related to short-term leases	(40)	(54)
Net cash used in operating activities	(3,189)	(8,838)

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	-	(334)
Cash effect of deconsolidation of VIE’s subsidiaries	-	(8)
Investment and advances to ownership investee entities	-	(2,263)
Repayment of short-term loans from ownership investee entities	12	-
Short-term loans to unrelated parties	(2,600)	(1,507)
Repayment of short-term loans and interest income from unrelated parties	2,140	1,305
Deposit and prepayment repaid from/(paid for) contracts of other investing activities	1,000	(1,500)
Payment for purchase of software technology and other intangible assets	-	(1,160)
Net cash provided by/(used in) investing activities	552	(5,467)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants (net of cash offering cost of $1,600)	-	17,111
Net cash provided by financing activities	-	17,111

Effect of exchange rate fluctuation on cash and cash equivalents	(145)	70

Net (decrease)/increase in cash and cash equivalents	(2,782)	2,876

Cash and cash equivalents, at beginning of the year	7,173	4,297
Cash and cash equivalents, at end of the year	$4,391	$7,173

*Liabilities recognized as a result of consolidating the VIEs do not represent additional claims on the Company’s general assets.

**Retrospectively restated for the effect of the Reverse Stock Split.